EXHIBIT 99.1


             Geron Corporation Reports Fourth Quarter and
               Annual 2005 Financial Results and Events


    MENLO PARK, Calif.--(BUSINESS WIRE)--Feb. 28, 2006--Geron Corporation (Nasdaq:GERN) today reported financial results for the fourth quarter and year ended December 31, 2005.
    Net loss for the fourth quarter of 2005 was $8.9 million or $(0.14) per share, compared to $9.5 million or $(0.20) per share for the comparable 2004 period. For fiscal 2005, the company had a net loss of $33.5 million or $(0.58) per share, compared to a net loss of $80.4 million or $(1.79) per share in fiscal 2004.
    In the fourth quarter of 2005, the company had revenues of $755,000, compared to $338,000 for the comparable 2004 period. For fiscal 2005, the company had revenues of $6.2 million, compared to revenues of $1.1 million in fiscal 2004. The increase in revenues in 2005 primarily reflected the receipt of an upfront payment of $4.0 million in connection with the transfer of certain intellectual property rights to nuclear transfer technology in animals to the company's new joint venture, stART Licensing, Inc., and revenue recognized from the license and option payment received in July 2005 from Merck & Co., Inc. pursuant to the company's research, development and commercialization license agreement with Merck.
    In the fourth quarter of 2005, the company had operating expenses of $11.3 million, compared to $10.0 million for the comparable 2004 period. The increase in research and development expenses was primarily the result of higher personnel-related costs and increased clinical expenses. The decrease in general and administrative expenses in the fourth quarter of 2005 was primarily due to reduced external patent legal expenses as a result of the assumption by stART Licensing, Inc. of the prosecution and maintenance costs of the relevant patent portfolio.
    For fiscal 2005, the company had operating expenses of $43.9 million, compared to $82.3 million in fiscal 2004. The decrease in expenses for 2005 was mainly attributable to the 2004 non-cash charge of $45.2 million to acquire in-process research technology in connection with the acquisition of intellectual property rights from Merix Bioscience Inc. (now Argos Therapeutics, Inc.) offset by an increase in research and development expense related to higher personnel-related costs and increased clinical expenses. The overall increase in general administrative expense in 2005 was primarily due to a non-cash charge for the fair value of a warrant issued to a consultant.

    Selected 2005 Highlights

    -- Geron received proceeds of $12.5 million upon the exercise of warrants to purchase approximately 2.0 million shares of common stock. The warrants had been issued to institutional investors in connection with the financing closed in November 2004.

    -- Geron and the Biotechnology Research Corporation (BRC) of Hong Kong formed a new company, TA Therapeutics, Ltd. (TAT), in Hong Kong. TAT will conduct research and develop telomerase activator drugs to restore the functional capacity of cells in various organ systems that have been impacted by senescence, injury or chronic disease.

    -- The Journal of Immunology published results of a completed Phase 1-2 clinical trial of Geron's telomerase therapeutic vaccine administered to patients with metastatic prostate cancer at Duke University Medical Center. The results show that the vaccination protocol successfully generated telomerase-specific T-cell responses in 19 of 20 subjects. The vaccine was well tolerated with no major treatment-related toxicities.

    -- Geron received $4 million of proceeds from the sale of common stock and warrants to investors in Hong Kong, in connection with the formation of TAT in the first quarter of 2005.

    -- Geron and Exeter Life Sciences, Inc. formed stART Licensing, Inc., a new joint venture company that will manage and license a broad portfolio of intellectual property rights related to animal reproductive technologies.

    -- Geron's collaborators published study results in the Journal of Neuroscience showing that oligodendrocyte progenitors, differentiated from human embryonic stem cells (hESCs), produce functional improvements in rats with spinal cord injuries. These studies provide proof of concept for the therapeutic potential of differentiated hESCs in the treatment of neurological disorders such as spinal cord injury.

    -- The U.S. Food and Drug Administration (FDA) granted clearance to initiate clinical testing of Geron's telomerase inhibitor anti-cancer compound, GRN163L, in patients with chronic lymphocytic leukemia (CLL). The company filed its first Investigational New Drug Application (IND) for GRN163L in April 2005.

    -- Geron collaborators published data in Oncogene on cell and animal testing of GRN163L. The results describe (1) the synthesis and structure of GRN163L, (2) its potency for inhibiting telomerase in multiple types of human cancer cells in culture, (3) its ability to trigger telomere shortening and tumor cell death, and (4) its in vivo uptake by tumor tissue and the resulting telomerase inhibition within the cancer cell.

    -- Geron's scientists published studies in Biotechnology and Bioengineering which show that hESCs can be cultured at scale in chemically defined serum-free medium without the use of animal-derived products or feeder cells. This achievement marks an important milestone in the development of high quality production systems for the manufacture of hESC-derived cells for therapeutic use.

    -- Geron and Merck & Co., Inc. entered into a worldwide exclusive research development, collaboration and commercialization license agreement to develop a cancer vaccine targeting telomerase utilizing Merck's expertise in vaccine technologies. The agreement includes an option for Merck to negotiate with Geron for rights to Geron's cancer vaccine program.

    -- Geron scientists and collaborators published studies in the American Journal of Pathology showing that cardiomyocytes differentiated from hESCs engraft when transplanted into the rat heart. The results provide proof of concept that transplanted hESC-derived cardiomyocytes survive and retain properties of cardiomyocytes, important for their use in the treatment of myocardial infarction.

    -- Geron closed a public offering of 6,900,000 shares of common stock, including 900,000 shares issued to the underwriters to cover over-allotments. The public offering price was $9.00 per share and the aggregate gross public proceeds were $62.1 million. Concurrent with the closing of the underwritten public offering, Merck & Co., Inc. exercised its warrant to purchase 2,000,000 shares of Geron common stock for total proceeds of $18.0 million.

Conference Call

    Today at 8:00 a.m. Pacific Time, 11:00 a.m. Eastern Time, Thomas
B. Okarma, Ph.D., M.D., Geron's chief executive officer, and David L. Greenwood, Geron's chief financial officer, will host a conference call to discuss the company's fourth quarter and year end results.
    Participants can access the conference call live via telephone by dialing 888-396-2386 (U.S.); 617-847-8712 (international). The passcode is 59894253. An audio replay will be available shortly following the call through March 14, 2006, and can be accessed by dialing 888-286-8010 (U.S.); or 617-801-6888 (international) using the passcode 13377506.
    Participants can also access a live audio-only webcast through a link that is posted on the Conferences page in the Investor Relations section of Geron's website at http://www.geron.com. The audio web broadcast of the conference call will be available for replay through March 14, 2006.

    Geron is a biopharmaceutical company focused on developing and commercializing three groups of products: i) therapeutic products for oncology that target telomerase; ii) pharmaceuticals that activate telomerase in tissues impacted by senescence, injury or degenerative disease; and iii) cell-based therapies derived from its human embryonic stem cell platform for applications in multiple chronic diseases.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technologies, constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2005.

    Additional information about the company can be obtained at http://www.geron.com.

                           GERON CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          Three Months Ended     Twelve Months Ended
                             December 31,            December 31,
(In thousands, except      2005        2004        2005        2004
 shares and per share  ----------- ----------- ----------- -----------
 amounts)                     UNAUDITED

Revenues from
 collaborative
 agreements            $      172  $        -  $      290  $        -
License fees and
 royalties                    583         338       5,868       1,053
                       ----------- ----------- ----------- -----------
      Total revenues          755         338       6,158       1,053

Operating expenses:
  Research and
   development              9,600       7,985      35,080      30,084
  Acquired in-process
   research technology          -           -           -      45,150
  General and
   administrative           1,684       1,984       8,788       7,104
                       ----------- ----------- ----------- -----------
      Total operating
       expenses            11,284       9,969      43,868      82,338
                       ----------- ----------- ----------- -----------
Loss from operations      (10,529)     (9,631)    (37,710)    (81,285)

Interest and other
 income                     1,708         321       4,658       1,552
Equity losses in joint
 venture                        -           -         (12)          -
Interest and other
 expense                      (75)       (165)       (464)       (672)
                       ----------- ----------- ----------- -----------
Net loss               $   (8,896) $   (9,475) $  (33,528) $  (80,405)
                       =========== =========== =========== ===========

Basic and diluted net
 loss per share:
Net loss per share     $    (0.14) $    (0.20) $    (0.58) $    (1.79)
                       =========== =========== =========== ===========
Shares used in
 computing net loss
 per share             64,816,786  48,353,249  57,879,825  44,877,627
                       =========== =========== =========== ===========


                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                            December 31, December 31,
(In thousands)                                  2005         2004
                                            ------------ ------------
Current assets:
  Cash, cash equivalents and restricted
   cash                                     $    97,163  $    10,376
  Marketable securities                          93,840      110,118
  Other current assets                            4,642        4,283
                                            ------------ ------------
      Total current assets                      195,645      124,777

Property and equipment, net                       2,754        2,089
Deposits and other assets                         2,467        3,876
Intangible assets                                   377        1,131
                                            ------------ ------------
                                            $   201,243  $   131,873
                                            ============ ============

Current liabilities                               9,328        8,458
Noncurrent liabilities                            1,210        1,352
Stockholders' equity                            190,705      122,063
                                            ------------ ------------
                                            $   201,243  $   131,873
                                            ============ ============


    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765